Baldwin & Lyons, Inc.

Protective Insurance Company

Sagamore Insurance Company

B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street

Indianapolis, IN 46204

(317) 636-9800

Subj:	Baldwin & Lyons, Inc.	July 31, 2008
Unaudited Second Quarter	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS

Indianapolis, Indiana, July 31, 2008—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced second quarter net income of $6.3 million or $.41 per share, up substantially from the net loss of $.30 per share in the first quarter of 2008 but less than the $.98 per share record second quarter of 2007. For the first six months of 2008, due to the first quarter loss, net income was $1.7 million or $.11 per share versus $23 million or $1.52 million in the 2007 first six month period.

Operating income, defined as net income before investment gains and losses, increased substantially from the first quarter of the year and was $8.2 million for the second quarter. This was the second best quarter in the company’s history and trailed only the second quarter of 2007 when $9.1 million or $.60 cents per share of operating income was reported.

Net investment losses for the second quarter of 2008 were $1.9 million or $.13 per share compared to net investment gains of $5.7 million, or $.38 per share in the same quarter of 2007 and generally reflect the difference in general equity market returns for the comparable periods. The company’s net investment loss for the six months ended June 30, 2008 was $10.7 million or $.71 per share reflecting a larger first quarter loss. For the same six month period for the prior year, net investment gains totaled $6.0 million.

Direct and assumed premiums written by the Company’s insurance subsidiaries for the current quarter and six months increased 15.0% and 9.2%, respectively, compared to the 2007 periods as volume increases in the Company’s fleet trucking and reinsurance assumed products were once again strong while premium volume for private passenger automobile and small fleet trucking products continues to lag behind the prior year periods. Net premium earned increased by 4.7% from $44.8 million during 2007’s second quarter to $46.9 million for the second quarter of 2008. For the six months, earned premium increased by 3.0% to $92.0 million. The smaller increases in net premium earned, compared to direct and assumed premium written, reflect the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 86.2%, producing underwriting profits of $6.5 million, compared to last year’s underwriting profits of $6.2 million at a similar combined ratio. For the six months, the consolidated combined ratio was 92.2%, producing underwriting profits of $7.1 million, compared to last year’s combined ratio of 87.2% and underwriting profits of $11.4 million.

Pre-tax investment income decreased 14% for the current year second quarter, similar to the change noted in the first quarter. Net investment income, after tax, decreased 9% from the prior year second quarter and is lower than the pre-tax change due to the greater utilization of municipal bonds. For the six months, pre-tax and after tax investment income were down 14% and 8%, respectively.

Pre-tax investment losses for the quarter and six months of $3.0 million and $16.5 million, respectively, included losses from limited partnership investments of $4.7 million and $16.7 million, respectively. This activity is generally in line with domestic and foreign stock market fluctuations during the periods, with the largest portion of the losses attributable to the Company’s indirect investment via a limited partnership in the Indian stock market.

Shareholder’s equity decreased $6.9 million or $.14 per share in the second quarter due to a combination of a $5.2 million decline in unrealized gains, cash dividends paid of $3.8 million, or $.25 per share, and $4.2 million used to repurchase company treasury stock. The company repurchased 198,000 of Class B common stock at an average price of $21.35 in the quarter reducing total shares outstanding to 15,044,000. Nearly 2.8 million shares remain in the company’s repurchase authorization.

For the six months, shareholders equity decreased $18.3 million or $.89 per share and book value at June 30, 2008 was $24.09 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for July 31, 2008 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2008.

To participate via teleconference, interested parties may dial 888-601-3878 (U.S./Canada) or 913-312-0693 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 7, 2008 by calling 888-203-1112 or 719-457-0820 and referencing passcode 8185643.

The conference call will also be webcast. Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com. The webcast will be archived on the site until July 31, 2009.

Also available on the investor relations section of our web site are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Operating revenue	$ 52,210	$ 50,844	$ 102,798	$ 101,277
Net investment gains (losses)	(2,960)	8,772	(16,535)	9,246
Total revenue	$ 49,250	$ 59,616	$ 86,263	$ 110,523

Operating income	$ 8,231	$ 9,090	$ 12,447	$ 16,993
Net investment gains (losses),
net of federal income taxes	(1,924)	5,702	(10,748)	6,010
Net income	$ 6,307	$ 14,792	$ 1,699	$ 23,003

Per share data - diluted:
Average number of shares	15,189	15,165	15,215	15,161

Operating income	$ .54	$ .60	$ .82	$ 1.12
Net investment gains (losses)	(.13)	.38	(.71)	.40
Net income	$ .41	$ .98	$ .11	$ 1.52

Dividends paid to shareholders	$ .25	$ .25	$ .50	$ .70

Annualized return on average
shareholders' equity:
Operating income	9.8%	11.4%	7.4%	10.7%
Net income	7.5%	18.6%	1.0%	14.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	86.2%	86.2%	92.2%	87.2%
Including fee income	84.9%	84.8%	90.7%	85.6%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.